Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-8 No. 333-174871) pertaining to the 2011 Amended and Restated Incentive Stock Option Plan of Patheon Inc., and
(2) Registration Statement (Form S-3 No. 333-184241) and related Prospectus of Patheon Inc., filed on October 2, 2012, for the registration of $100,000,000 of restricted voting shares, warrants, subscription rights, subscription receipts and units of Patheon Inc.;
of our report dated December 18, 2012, with respect to the consolidated financial statements of Patheon Inc. included in this Annual Report (Form 10-K) of Patheon Inc. for the year ended October 31, 2012.

/s/ Ernst & Young LLP

Raleigh, North Carolina
December 18, 2012